Exhibit 10.21

Deed-Register-No. 202/2023/MA

Recorded

in Frankfurt am Main

on 24 May 2023

Before me, the undersigned Notary

Matthias Apelt

in the district of the Higher Regional Court (Oberlandesgericht) Frankfurt am Main

practising in Frankfurt am Main

appeared today in the premises of Kubik Schaffner PartG mbB Rechtsanwalt Steuer-berater Notar, Mainzer Landstraße 55, 60329 Frankfurt am Main, where the Notary has betaken himself upon request of the persons appearing:

1.	Mr. Stephan Schwenk, born on 18 October 1963,

with business address: Nibelungenplatz 3, 60318 Frankfurt am Main,

identified by his German passport,

hereinafter acting not in his own name, but as managing director authorized to represent each company solely and exempt from the restrictions of Section 181 German Civil Code on behalf of

a)

The Radio Group GmbH with registered office in Kaiserslautern, registered in the commercial register of the local court Kaiserslautern under HRB 33316, business address: Am Altenhof 11-13, 67655 Kaiserslautern

b)

Lokalradios RLP GmbH with registered office in Landau in der Pfalz, registered in the commercial register of the local court Landau in der Pfalz under HRB 33150, business address: Waffenstraße 17, 76829 Landau in der Pfalz

c)

Radio Frankfurt Media GmbH with registered office in Frankfurt am Main, registered in the commercial register of the local court Frankfurt am Main under HRB 96571, business address: Nibelungenplatz 3, 60318 Frankfurt am Main together, parties in (a) to (c) inclusive being the “Sellers”

2.	Mr. Peter Vesco, born on 5 February 1966,

with business address: 3rd Floor 80 New Bond Street, Mayfair, London W1S1SB,

United Kingdom, identified by official picture identification,

hereinafter acting not in his own name but excluding any personal liability

a)

pursuant to the certified and apostilled power of attorney dated 19 February 2022, the original of which was available at the recording and a copy of which is attached to this deed; the Notary hereby certifies the literal identity of this copy with the original document, on behalf of

Rezolve Limited, a limited liability company, registered with the Companies House of London under number 09773823 whose registered address is at 3rd Floor 80 New Bond Street, Mayfair, London W1S1SB

and

b)	as a proxy without power of attorney excluding all possible personal liability for the granting of authorization, on behalf of

Rezolve Group Limited, a limited liability company, registered with the Companies House of London under number 14573691 whose registered address is at 5 New Street Square, London EC4A3TW.

parties in (a) and (b) “Buyer”

Reference in this Agreement to the Buyer shall refer to Rezolve Limited in relation to the period before the Demerger Completion and to Rezolve Group Limited from the Demerger Completion.

Sellers and Buyer hereinafter together as the “Parties”.

Based on inspection of the Electronic Commercial Register of the Local Court of Kaiserslautern to HRB 33316, dated 23 May 2023, I hereby certify that Stephan Schwenk is registered as Managing Director, released from the restrictions of sec. 181 German Civil Code (Burgerliches Gesetzbuch, “BGB”) and has the authority to solely represent The Radio Group GmbH with registered office in Kaiserslautern

Based on inspection of the Electronic Commercial Register of the Local Court of Landau in der Pfalz to HRB 33150, dated 23 May 2023, I hereby certify that Stephan Schwenk is registered as Managing Director, released from the restrictions of sec. 181 German Civil Code (Burgerliches Gesetzbuch, “BGB”) and has the authority to solely represent Lokalradios RLP GmbH with registered office in Landau in der Pfalz.

Based on inspection of the Electronic Commercial Register of the Local Court of Frankfurt am Main to HRB 96571, dated 23 May 2023, I hereby certify that Stephan Schwenk is registered as Managing Director, released from the restrictions of sec. 181 German Civil Code (Burgerliches Gesetzbuch, “BGB”) and has the authority to solely represent Radio Frankfurt Media GmbH with registered office in Frankfurt am Main.

2

The Notary asked the persons appearing regarding a prior involvement according to section 3 para. 1 no. 7 German Notarization Act. After having been advised by the Notary the persons appearing answered this question in the negative.

The notary pointed out that the data of the parties involved are stored by him for the fulfilment of legal obligations or in the public interest.

Upon instruction on the duties of disclosure according to the German Money Laundering Act, the persons appearing declared, that the companies and persons represented by them act for their own account.

The persons appearing and the persons represented by them are and were in agreement with the sending of drafts, deeds and notices by unencrypted e-mails. This applies in particular to future communication with authorities in connection with the execution of this deed or within the scope of the notary’s statutory notification obligations. If a party no longer wishes this, an informal written notification to the notary suffices.

The persons appearing requested that the written record of the notarisation be recorded in the English language. The Notary, who is in sufficient command of the English language, satisfied himself as to that the persons appearing are in sufficient command of the English language.

The persons appearing asked for the notarisation of the

SHARE PURCHASE AGREEMENT

in ANY Lifestyle Marketing GmbH (“Company”)

which is attached as Annex A to this Deed and declared:

A copy of the list of shareholders of ANY Lifestyle Marketing GmbH with seat in Frankfurt am Main, registered with the commercial register of the Local Court (Amtsgericht) of Frankfurt am Main under registration no. HRB 124269, dated 28 December 2022, was available at the notarization as a today’s printout of the electronic commercial register and is attached to this Deed for purpose of evidence as Annex B.

The Notary instructed the persons appearing especially on the following:

•	The notary pointed out that the declarations recorded in the present deed are provisionally invalid until the consent of Rezolve Group Limited is submitted to the Notary.

•	The Notary cannot advise in foreign legislation as the English law.

•	The Parties are jointly and severally liable for any transfer tax and for the costs of notarisation of this Agreement.

•

In connection with this Agreement, the Notary has not given any general tax advice, particularly not with regard to income tax or VAT. The Parties to this Agreement declare in this regard that they have reviewed the tax consequences themselves.

3

The Notary advised that he will not issue certified copies of this Deed before the consent of the Rezolve Group Limited has been presented to him. A certified copy of the consent of the Rezolve Group Limited will be attached to this Deed. The contracting partners expressly agree to this procedure.

The above recording and the attached Share Purchase Agreement including Schedules 1 to 4 was read aloud by the Notary to the persons appearing, was submitted to them for inspection, was approved by them and was personally signed by them and by the Notary in their own hands as follows:

/s/ Stephan Schwenk

/s/ Peter Vesco

/s/ Matthias Apelt

4

ANNEX A

This Binding Term Sheet is made the 24th day of May 2023 between

(a)	The Radio Group GmbH, registered in the commercial register at the local court of Kaiserslautern under HRB 33316; and

(b)	Lokalradios RLP GmbH, registered in the commercial register at the local court of Landau under HRB 33150; and

(c)	Radio Frankfurt Media GmbH, registered in the commercial register at the local court of Frankfurt I Main under HRB 96571,

(together, parties in (a) to (c) inclusive being the “Sellers”);

(d)	Stephan Schwenk with business address at Nibelungenplatz 3, 60318 Frankfurt/Main, Germany;

(e)	Rezolve Limited, registered in England no. 09773823 whose registered office is at 3rd Floor 80 New Bond Street, Mayfair, London, United Kingdom, W1S 1SB; and

(f)	Rezolve Group Limited, registered in England no. 14573691 whose registered office is at 5 New Street Square, London, United Kingdom, EC4A 3TW.

References in this Agreement to the Buyer shall refer to Rezolve Limited in relation to the period before the Demerger Completion and to Rezolve Group Limited from the Demerger Completion.

Sellers and Buyer hereinafter together as the “Parties”.

Recitals

a)

The Radio Group GmbH, Lokalradios RLP GmbH, and Radio Frankfurt Media GmbH are the sole shareholders of ANY Lifestyle Marketing GmbH, registered in the commercial register at the local court of Frankfurt am Main under HRB 124269 (the “Company”), with a registered share capital of total EUR 25,000.00 divided into 25,000 shares with a nominal value of EUR 1.00 per share having the no. 1 to 25,000 (the “Sale Shares”). The shareholders’ holdings in the Company are as to The Radio Group GmbH 60% of the Company’s shares, as to Lokalradios RLP GmbH 20% of the Company’s shares and as to Radio Frankfurt Media GmbH 20% of the Company’s shares.

b)	The Company is an operative company whose business is the all-round marketing of new media, especially radio stations, apps and social media channels.

c)	Buyer is a company engaged in the business of digital advertisement, marketing and sales of products, e.g. instant purchasing of products.

d)	Rezolve Limited and Rezolve Group Limited are evaluating an initial public offering of Rezolve Group Limited which is anticipated to take place in 2023.

e)	The Buyer seeks to acquire the entire issued share capital of the Company, subject to Listing.

f)

It is noted that the Sellers, among others, and Rezolve Limited entered into a binding term sheet on 30 August 2021 (the “Original Term Sheet”), under which Rezolve Limited agreed to buy the Sale Shares (as defined therein) which acquisition was completed on 11 February 2022. On 9 December 2022 the Sale Shares were, under the terms of the Original Term Sheet, transferred back to the Sellers (as defined therein). The Sellers and Rezolve Limited have agreed that the Sale Shares be transferred back to the Buyer on the terms set out herein.

g)

In the course of implementation of the Original Term Sheet the Sellers received 14,427,185 ordinary shares in Rezolve Limited. When the Original Term Sheet was reversed on 9 December 2022 these ordinary shares were reclassified as deferred shares, having the rights set out in the articles of association of Rezolve Limited.

h)	The Parties have agreed to set out the terms of their agreement in this term sheet which is intended to be binding.

This said, it is agreed as follows:

1.	Sale and purchase

1.1.	The Sellers shall sell with full title guarantee and free from all encumbrances the Sale Shares and the Buyer shall buy the Sale Shares.

1.2.	Completion shall occur upon or as soon as practicable after Listing or if later upon satisfaction of the conditions in clause 7.2.

2.	Consideration

The total value of the consideration for the sale of the Sale Shares shall be €12.9 Mio. (in words: Euros twelve million nine hundred thousand) (the “Consideration”) to consist of and be satisfied by (a) the reclassification on Completion of the deferred shares in the Buyer held by the Sellers as ordinary shares of the Buyer (the “Consideration Shares”), (to which reclassification the Sellers agree), the Consideration Shares to be attributed to the Sellers in the Seller Proportions (being 20% of the Consideration Shares to Radio Frankfurt Media GmbH, 20% to Lokalradios RLP GmbH and 60% to The Radio Group GmbH) and (b) any payments pursuant to and on the terms of the Election Notice 2m and the Election Notice 5m.

2.1.	Lock up period

(a)

The Sellers are subject to a lock up of the Consideration Shares for 6 months post Listing, meaning the Sellers would not be able to sell their shares in the Buyer until the end of that period. Irrespective of this lock-up period, the Sellers are allowed to sell the shares in the then listed Buyer after the Listing subject to applicable legal requirements up to a maximum number of Consideration Shares as have a market value equal to EUR2,000,000 (or for the purposes of this Agreement US$2,161,600 by reference to the Relevant Exchange Rate) to then existing shareholders of the Buyer as approved by the Board of the Buyer or in the event that these Consideration Shares as have a market value equal to EUR2,000,000 (or for the purposes of this Agreement US$2,161,600 by reference to the Relevant Exchange Rate) could not be sold to the then existing shareholders for whatever reason within 60 days after Listing the Sellers shall be entitled to elect by notice in writing (an “Election Notice 2m”) to the Buyer within 14 calendar days after expiry of such 60 day period that the Buyer pays the Sellers EUR2,000,000 (or for the purposes of this Agreement US$2,161,600 by reference to the Relevant Exchange Rate) (to be attributed to the Sellers in the Seller Proportions) and such payment shall be made on the day falling 10 Business Days after the service of the Election Notice 2m (or the next Business Day thereafter) and upon such payment being made 14.546% of the Consideration Shares (such percentage currently representing 2,098,640 of the Consideration Shares, which is based on the exchange rate used in the Original Term Sheet) but such number to be adjusted as determined by the board of the Buyer acting reasonably with effect from the Demerger Completion to reflect the adjusted total number of shares to be in issue in the Buyer post the Demerger) shall be reclassified as worthless deferred shares (such reclassification to be effected as between the Sellers in the Seller proportions), such reclassification occurring automatically and becoming effective upon such payment without the requirement for any further consent or approval. The Buyer shall bear all costs in relation to the reclassification of the Consideration Shares under this clause 2.1. The Buyer will provide to the Sellers (or any of them on behalf of them all) details of the basis on which the number of Consideration Shares to be reclassified as deferred shares has been determined.

(b)

If the Buyer does not pay EUR2,000,000 (or for the purposes of this Agreement US$2,161,600 by reference to the Relevant Exchange Rate) to the Sellers on or before the date falling 10 days after the date of service of the Election Notice 2m “(the “Final Date 2m”) in accordance with clause 2.1(a), the Sellers may subject to the payment referred to in clause 2.1(c) elect by notice in writing from any of the Sellers to the Buyer (the “2m Re-Transfer Notice”) to reverse the transfer of the Sale Shares so that they are re-transferred to the Sellers in accordance with clause 3. In this case, the Consideration Shares held by the Sellers shall subject to the re-transfer of the Sale Shares to the Sellers becoming effective and the correspondent updated shareholders’ list of the Company being published in the commercial register be reclassified as worthless deferred shares and the Sellers agree that in that event such reclassification shall happen automatically on the date the re-transfer of the Sale Shares to the Sellers becomes effective without the requirement for any further consent or approval. The Buyer shall bear all notarial or transfer costs in relation to the transfer of the Sale Shares and the reclassification of the Consideration Shares under this clause 2.1(b).

(c)	The Sellers shall upon service of a 2m Re-Transfer Notice repay to the Buyer any payment of US$5,000,000 already made pursuant to clause 2.3(a).

2.2.

The effective economic date of the transaction under the Original Term Sheet was 1 August 2021, the consideration under the Original Term Sheet having been calculated by reference to the financial position of the business carried on by the Sellers as at that date (and subsequently transferred to the Company) and it is the intention of the parties that the economic benefits of the business of the Company should have accrued to the Buyer since that date.

2.3.

Subject to the ordinary shares of the Buyer being admitted to listing or trading on an internationally recognised stock exchange (including without limitation the NYSE, NASDAQ or the London Stock Exchange (including AiM)) (“Listing”):

(a)

the Sellers shall be entitled to elect by notice in writing (an “Election Notice 5m”) to the Buyer within 14 calendar days after such Listing that the Buyer pays the Sellers USS5,000,000 (to he attributed to the Sellers in the Seller Proportions) and such payment shall be made on the day falling 60 Calendar Days after the service of the Election Notice 5m (or the next Business Day thereafter) (the “Settlement Date 5m”) and upon such payment being made 33.647% of the Consideration Shares (such percentage currently representing 4,854,368 of the Consideration Shares, which is based on the exchange rate used in the Original Term Sheet) but such number to be adjusted as determined by the board of the Buyer acting reasonably with effect from the Demerger Completion to reflect the adjusted total number of shares to be in issue in the Buyer post the Demerger) shall be reclassified as worthless deferred shares (such reclassification to be effected as between the Sellers in the Seller Proportions). such reclassification occurring automatically and becoming effective upon such payment without the requirement for any further consent or approval; the Buyer shall bear all costs in relation to the reclassification of the Consideration Shares under this clause 2.3(a). The Buyer will provide to the Sellers (or any of them on behalf of them all) details of the basis on which the number of Consideration Shares to be reclassified as deferred shares has been determined;

(b)

if the Buyer does not pay US$5,000,000 to the Sellers on or before the Settlement Date 5m in accordance with clause 2.3(a), the Sellers may subject to the payment referred to in clause 2.3(c) elect by notice in writing from any of the Sellers to the Buyer (the “5m Re-Transfer Notice”) to reverse the transfer of the Sale Shares so that they are re-transferred to the Sellers in accordance with clause 3. In this case, the Consideration Shares held by the Sellers shall subject to the re-transfer of the Sale Shares to the Sellers becoming effective and the correspondent updated shareholders’ list of the Company being published in the commercial register and subject to the repayment by the Sellers of any payment of EUR2,000,000 (or for the purposes of this Agreement US$2,161,600) already made pursuant to clause 2.1, be reclassified as worthless deferred shares and the Sellers agree that in that event such reclassification shall happen automatically on the date the re-transfer of the Sale Shares to the Sellers becomes effective without the requirement for any further consent or approval. The Buyer shall bear all notarial or transfer costs in relation to the transfer of the Sale Shares and the reclassification of the Consideration Shares under this clause 2.3(b).

(c)

The Sellers shall upon service of a 5m Re-Transfer Notice pursuant to clause 2.3(b) repay to the Buyer any payment of EUR2,000,000 (or for the purposes of this Agreement US$2,161,600 by reference to the Relevant Exchange Rate) already made pursuant to clause (a).

2.4.

In the event that Listing has not occurred by 30 November 2023 (“Long-Stop Date”) the Sellers may give written notification (a “Seller Cancellation Notice”) to the Buyer on or before Completion that the transaction the subject of this document is to not to proceed to Completion and in such event the obligations of the parties under this document shall cease and the parties shall have no further obligations under this document but without prejudice to any breaches committed on or prior to the date of termination and provided that each of the Sellers and the Buyer shall keep confidential the terms of this document and any confidential information it has acquired about the other save to the extent that disclosure is required by law, court order, applicable regulation or regulatory authority (including the rules of any stock exchange).

3.	Re-Transfer of Sale Shares

3.1.	The Buyer hereby declares its consent to the reassignment (“dingliche Ruckubertragung”, reassignment in rem) of the Sale Shares to the Sellers in the event that

(a)	the Buyer fails to pay US$5,000,000 under clause 2.3(a) on or before the Settlement Date 5m and a 5m Re-Transfer Notice is validly served by the Sellers under clause 2.3(b) or

(b)	the Buyer fails to pay EUR2,000,000 under clause 2.1 on or before the Final Date 2m and a 2m Re-Transfer Notice is validly served by the Sellers under clause 2.1(b).

3.2.

The acceptance required for this by the Sellers shall be declared to the undersigned notary public or his deputy, who is hereby unilaterally and irrevocably designated to receive the acceptance declaration for the Buyer.

3.3.

In the circumstances specified in clause 3.1 the undersigned notary is instructed in a unilaterally and irrevocable manner to submit the updated list of shareholders (as regards the Seller Shares) to the competent commercial register only after:

(a)

the undersigned notary has sent a notice to the Buyer’s last known address by registered mail or international courier service, in which he has referred to the Seller’s declaration of acceptance of the cancellation of this Agreement and the reassignment of the Seller Shares, and

(b)

the Buyer has not provided evidence that (i) (provided that clause 2.3(b) applies) the amount of US$5,000,000 has been paid in full within two weeks of the dispatch of the notice referred to in clause 3.3(a) and I or (ii) (provided that clause 2.1(b) applies) the amount of EUR2,000,000 (or for the purposes of this agreement US$2,161,600 has been paid in full within two weeks of the dispatch of the notice referred to in clause 3.3(a).

3.4.

In the event that the Sellers serve a 2m Re-Transfer Notice pursuant to clause 2.1(b) or a 5m Re-Transfer Notice pursuant to clause 2.3(b) and the Sale Shares are reassigned to the Sellers pursuant to clause 3.1 or in the event of a Seller Cancellation Notice pursuant to clause 2.4, the Buyer agrees that it shall waive the outstanding amount of EUR200,000 owing by the Company to the Buyer, and the Company shall have no further liability in respect thereof.

4.	Management

4.1.	The “Management Team” of the Company consists of Stephan Schwenk.

4.2.	After Completion Rezolve has the right to appoint an additional managing director.

4.3.

After Completion, the Company and Management will provide to the Buyer timely and accurate (preliminary) monthly financial statements within five Business Days following each month-end and finalised financial statements within 30 days following each month-end, in each case in a format agreed with the Buyer, and such accounts will have included a review by the Company’s tax advisors.

4.4.	The Buyer and Radio Group GmbH will agree within 30 calendar days of the date of this Agreement, the charging mechanism and formula between Radio Group GmbH and the Company.

4.5.

Management shall provide all other necessary information, financial or otherwise, to the Buyer as the Buyer may request from time to time, including support for audits with timely responses to information requests, interviews and meetings.

4.6.

The Sellers will conclude a management service contract for the services rendered by the Management Team to the Company for a minimum period of 36 months. Buyer undertakes not to terminate the Management Team contracts before the end of the minimum period of 36 months. The management service agreements will provide inter alia a fixed annual remuneration of each Management Team member of at least EUR 350,000.

4.7.	Each Seller and Stephan Schwenk agrees that it/he will not directly or indirectly:

(a)	from the date hereof and for a three year period after Completion (or until earlier termination of this document under clause 7.7 or 7.8)

(i)

carry on or become involved with (whether as shareholder, employee or consultant) a company, entity or other business that carries on activities that compete with the marketing business of the Company or of the Buyer as carried on at Completion within Germany (and for this purpose the Company shall be deemed to carry on the marketing business which and in the territories in which the Sellers carried on business within the 12 months prior to Completion}. other than in the Excepted Cases; or

(ii)	solicit the custom of any of the customers of the Company being persons who are customers of the Company at Completion or have been customers of the Company in the 12 months prior to Completion; and

(b)

from the date hereof and for 12 months after Completion (or until earlier termination of this document under clause 7.7 or 7.8) solicit or attempt to solicit the service or employment of any employee of any of the Group Companies as of the date hereof for the benefit of any of the Sellers, or any legal entity owned or partially owned by any Seller except that a Seller shall not be precluded from considering and accepting an application from such an individual who approaches it (i) without having been so solicited, or (ii) in response to a recruitment advertisement published generally.

4.8.	For the purpose of clause 4.7(a) the Excepted Cases are

(a)

Stephan Schwenk may continue to be a shareholder of and be a director of the following companies provided that such companies do not undertake any activities which would compete (i) with the marketing business of the Company where Stephan Schwenk or one of his companies is carrying on or proposing to carry on such activities in a region of Germany in which the Company is running its marketing business at Completion or (ii) with the activities or business of the Buyer as carried on at Completion within Germany, and subject thereto the companies listed below may continue their existing activities as at the date of the Original Term Sheet (with their existing activities and future permitted activities after the date hereof being identified in brackets next to the name of each company):

(i)	Schwenk Medien Holding GmbH, local court Frankfurt/Main, HRB 119160 (solely a holding company);

(ii)	The Radio Group Holding GmbH, local court Frankfurt/Main, HRB 97649 (licence holder and holding company);

(iii)	The Radio Group GmbH, local court Kaiserslautern, HRB 33316 (radio licence holder);

(iv)	Antenne Koblenz GmbH, local court Koblenz, HRB 6780 (licence holder and marketing);

(v)	Lokalradios RLP GmbH, local court Landau, HRB 33150 (marketing);

(vi)	Lokal-Radio Cottbus GmbH, local court Cottbus, HRB 6482 (licence holder and marketing);

(vii)	Radio Frankfurt Media GmbH, local court Frankfurt/Main, HRB 96571 (marketing);

(viii)	Brandenburger Lokalradios GmbH, local court Potsdam, HRB 27697 (licence holder and marketing);

(ix)	Frankfurt Business Radio GmbH & Co. Betriebs KG, local court Frankfurt/Main, HRA 30140 (radio licence holder);

(x)	SHB Horfunkbeteiligungsgesellschaft mbH, local court Saarbrucken, HRB 107269;

(xi)	RADIO SALU — Euro-Radio Saar GmbH, local court Saarbrucken, HRB 8919;

(xii)	Radio 4 in 1 Geschaftsfuhrungs GmbH, local court Frankfurt/Main, HRB 58800 (management for Frankfurt Business Radio GmbH & Co. Betriebs KG).

(b)

the development by Stephan Schwenk (or a company he controls) of an “on-demand” audio app- similar to Spotify. All investment costs (if any) shall be borne by Stephan Schwenk personally or by a company he controls (at his own economic risk). It is the Parties’ common understanding, that the development and the exploration of this app does not violate the provisions in this contract.

(c)

If the Buyer concludes that Stephan Schwenk or one of his companies is in breach of clause 4.7, the Buyer shall notify the Sellers of the breach of contract and allow the Sellers a period of 14 days in which to explain and to clarify the activities concerned before taking further legal action.

5.	Warranties

5.1.

Each of the Sellers and Stephan Schwenk warrants to the Buyer as at the date hereof and as at Completion that the Seller Warranties set out in Schedule 2 are true and accurate. Payments made by the Sellers (or any of them) to the Buyer in respect of claims under the Seller Warranties shall so far as possible be treated by the parties as a reduction in the consideration for the Sale Shares.

5.2.	Limitations

(a)

The limitations in this clause 5.2 shall not apply to a claim against the Sellers which is the consequence of fraud or dishonesty on the part of any of the Sellers or which is the result of a breach of a Seller Warranty in Part 1 of Schedule 2.

(b)

The rights of the Buyer in respect of any claim for breach of a Seller Warranty (other than a Seller Warranty in relation to taxation) shall only be enforceable, if the Buyer gives written notice to the Sellers (or any of them on behalf of them all) (giving so far as practicable the amount and details of the claim) on or before the second anniversary of the date hereof (or if later of Completion) or in the case of a Seller Warranty related to taxation all claims arising out of or in connection with such a Seller Warranty shall become time-barred six (6) months following the date the tax assessment of the respective tax became finally and legally binding (“formell und materiell bestandskraftig”).

(c)

Where there have been breaches of the Seller Warranties then (subject to clause 5.2(a)), the Buyer shall not be entitled to recover under the Seller Warranties in respect of such breaches or claim, more than EUR200,000 (or for the purposes of this agreement US$216,000).

6.	Buyer Warranties

6.1.	The Buyer warrants to the Sellers that the Buyer Warranties as set out in Schedule 4 hereof at the date hereof and as at Completion are true and accurate.

6.2.	Limitations

(a)	The limitations in this clause 6.2 shall not apply to a claim against the Buyer which is the consequence of fraud or dishonesty on the part of the Buyer.

(b)

The rights of the Sellers in respect of any claim for breach of a Buyer Warranty shall only be enforceable, if the Sellers give written notice to the Buyer (giving so far as practicable the amount and details of the claim) on or before the second anniversary of the date hereof or if later of the date of Completion

(c)

Where there have been breaches of the Buyer Warranties, then (subject to clause 6.2(a), the Sellers shall not be entitled to recover, under the Buyer Warranties in respect of such breaches or claim, more than EUR200,000 (or for the purposes of this agreement US$216,000).

7.	Merger control and Completion

7.1.

The proposed purchase of the Sale Shares is subject to a foreign direct investment notification obligation to the Federal Ministry of Economics and Technology (Bundeswirtschaftsministerium, BMW1). The parties will assess whether the proposed purchase of the Sale Shares is also subject to merger control notification obligations and, if notification obligations exist, notify the purchase of the Sale Shares to the competent competition authorities. The Sellers will provide all information to the Buyer required for fulfilling notification obligations. The parties will observe the prohibition on implementation before clearance. To the extent that the conclusion of the marketing agreements is subject to any consents or approvals (including without limitation any clearance certificate, Unbedenklichkeitsbescheinigung, under the broadcasting laws of the respective German Federal States), the Sellers will procure that there are made all required notifications and that all necessary consents approvals and clearances are obtained to the satisfaction of the Buyer.

7.2.

The sale and purchase of the Sale Shares shall be subject to and conditional upon clearance or approval being received or deemed received from BMWi, the competent competition authorities and any other necessary consents approvals and clearances in all cases on terms satisfactory to the Buyer.

7.3.

On Completion the Sellers shall deliver to the Buyer a completed and signed notarial transfer deed regarding the transfer of the Sale Shares as duly executed by the Sellers and the Buyer in front of a German Public Notary (via powers of attorney as the case may be) and shall execute the marketing agreements in a form agreed with the Buyer and the Company. All notarial costs in connection with the Completion will be borne by the Buyer.

7.4.

Subject to transfer of the Sale Shares to the Buyer in accordance with clause 7.3 and compliance with clause 7.3, on Completion the Buyer shall procure the reclassification of the deferred shares held by the Sellers in the Buyer as ordinary shares of the Buyer.

7.5.

The Parties hereto shall execute a closing memorandum on Completion confirming the consummation of the transactions as contemplated hereunder (“Closing Memorandum”). The execution of the Closing Memorandum shall serve as irrefutable evidence that the Completion has occurred and that all conditions as set forth herein for the transfer of the Sale Shares have occurred.

7.6.

Subject to the occurrence of Completion each of the Sellers hereby grants to the Buyer a power of attorney to exercise all shareholder rights pertaining to the respective Sale Shares, and each of the Sellers agrees not to exercise any shareholder rights with regard to the Sale Shares until the registration of the revised shareholders’ list has been included in the commercial register for each of the respective companies. This power of attorney shall expire automatically when the Buyer has been entered as new shareholder of the Sale Shares in the respective shareholders’ list as registered with the commercial register of the Company.

7.7.

In the event that either (i) the BMWi or (ii) the relevant competition authorities do not approve the acquisition of the Sale Shares or it is not deemed being approved, or (iii) any other necessary consents approvals and clearances (including without limitation any clearance certificate, Unbedenklichkeitsbescheinigung, under the broadcasting laws of the respective German Federal States in relation to the grant of the marketing licences) are not obtained or are deemed not being required by statement of the respective authority, in each case to the satisfaction of the Buyer then the Buyer shall have the option to serve a notice on the Sellers or any of them immediately before, on or at any time after Listing and on or before the date falling 30 days after the Long-Stop Date (“Buyer Cancellation Notice”) that the transaction which is the subject of this document is to not to proceed to Completion and in such event the obligations of the parties to complete the transaction which is the subject of this document shall cease and the parties shall have no further obligations under this document but without prejudice to any breaches committed prior to the date of cancellation pursuant to such Buyer Cancellation Notice and provided that each of the Sellers and the Buyer shall keep confidential the terms of this document and any confidential information it has acquired about the other save to the extent that disclosure is required by law, court order, applicable regulation or regulatory authority (including the rules of any stock exchange).

7.8.

In the event that the Buyer notifies the Sellers (or any of them on behalf of them all) before Completion of a claim for a breach of a Seller Warranty or Seller Warranties (or that there would be a breach of such Seller Warranty or Warranties if repeated on any date on or prior to Completion) or otherwise for breach of this document then the Buyer shall be entitled to serve a notice (a “Buyer Cancellation Notice”) on the Sellers or any of them on or before Completion that the transaction the subject of this document is to not to proceed to Completion and in such event the obligations of the parties under this document shall cease and the parties shall have no further obligations under this document but without prejudice to any breaches committed on or prior to the date of termination and provided that each of the Sellers and the Buyer shall keep confidential the terms of this document and any confidential information it has acquired about the other save to the extent that disclosure is required by law, court order, applicable regulation or regulatory authority (including the rules of any stock exchange).

7.9.

After the date hereof and pending Completion the Sellers shall continue to run the business in the ordinary course and shall require the consent of the Buyer, in this instance being Dan Wagner and Peter Vesco, for any of the acts in Schedule 3 in relation to the Company or any Subsidiary Undertaking (not to be unreasonably withheld or delayed but for this purpose the Buyer shall be entitled to take account of the financial condition and business plans of the Company and its Subsidiary Undertakings in deciding whether or not to consent), until otherwise agreed, e.g. in the service agreements pursuant to clause 4.6.

8.	Group Confidential Information

8.1.

Each of the Sellers and Stephan Schwenk shall keep secret and shall not use or disclose to any person for a Seller’s or Stephan Schwenk’s or another’s benefit, any Group Confidential Information and/or any confidential information relating to the Buyer which has come to his knowledge before Completion nor the terms of this document. “Group Confidential Information” means all confidential technical, commercial and other information and techniques relating to the business of the Buyer or any Buyer Group Company or owned, required for, or used by any of the Buyer or any Buyer Group Company. The Buyer shall keep secret and shall not use or disclose to any person any confidential technical, commercial and other information and techniques relating to the business of the Sellers or any Seller Group Company or owned, required for, or used by any of the Sellers or any Seller Group Company which has come to the Buyer’s knowledge.

8.2.	The restrictions in clause 8.1 shall not apply to any use or disclosure of information:

(a)	authorised in writing by the Buyer or made by Stephan Schwenk in the proper course of his service agreement with the Company; or

(b)	(in the case of information related to the Sellers) authorised by the Sellers or Stephan Schwenk;

(c)	as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or

(d)	which is in the public domain otherwise than as a result of a breach of this clause 8.

9.	Definitions

9.1.	In this document the following definitions shall apply:

“Associate” means in relation to any person (A) an associate of A and the question of whether a person is an associate of A shall be determined in accordance with section 435 of the Insolvency Act 1986 provided in any case that no Group Company shall be treated as an Associate of the Seller;

“Business Day” means a day other than a day which is a Saturday, Sunday or public holiday in England or Frankfurt am Main, Germany;

“Buyer Group Company” means the Buyer and any Subsidiary Undertaking of the Buyer from time to time, including after Completion the Company;

“Completion” subject to Listing and satisfaction of the conditions in clause 7.2 means completion of the sale and purchase and transfer in rem (dingliche Clbertragung) of the Sale Shares in accordance with clauses 7.3, 7.4 and 7.5;

“Demerger” bears the meaning attributed thereto in clause 11.1;

“Demerger Completion” means completion of the Demerger;

“Group Companies” means the Company and any Subsidiary Undertakings from time to time and “Group Company” means any of them;

“Intellectual Property” means patents, utility models, petty patents, trade and service marks, design rights, trade names, service names, business names, copyrights, rights in the nature of copyright, resale rights, rental rights, lending rights, moral rights, database rights, domain names, social media accounts, semi-conductor, know-how, rights in trade secrets and confidential information, rights protecting reputation and goodwill, rights in unfair competition and all other intellectual property rights and analogous rights and all registrations and pending applications and registrations;

“Listing Price” means the initial price per share of each of the Consideration Shares on Listing of US$10 (being the price per share after the Demerger).

“Radio Licences” means the radio licences in respect of which the Sellers have the benefit of marketing arrangements including the following:

(a)	the licence for the following station in respect of which Frankfurt Business Radio GmbH & Co. Betriebs KG has a marketing service agreement:

(i)	Radio Frankfurt 95,1 (name of radio station)

(b)	the licence for the following station in respect of which The Radio Group GmbH has a marketing service agreement:

(i)	Antenne Kaiserslautern 96,9 (radio station)

(ii)	Antenne Landau 94,2 (radio station)

(iii)	Antenne Pfalz 94,8 (radio station)

(iv)	Antenne Trier 88,4 (radio station)

(v)	Radio Germany One (online radio station)

(vi)	Antenne Pirmasens 88,3 (radio station)

(vii)	Antenne ZweibrOcken 91,6 (radio station)

(viii)	City Radio Saarbrucken 99,6 (radio station)

(ix)	City Radio Homburg 89,6 (radio station)

(x)	City Radio Neunkirchen 94,6 (radio station)

(xi)	City Radio St. Wendel 92,6 (radio station)

(xii)	City Radio Saarlouis 99,0 (radio station)

(c)	the licence for the following station in respect of which Antenne Koblenz GmbH has a marketing service agreement:

(i)	Antenne Koblenz 98,0 (radio station);

“Relevant Exchange Rate” means the rate of exchange as between Dollars and Euros being 1.0808 Euros:US$1 and US$0.9253:1 Euro;

“Seller Proportions” means in relation to The Radio Group GmbH 60%, Lokalradios RLP GmbH 20% and Radio Frankfurt Media GmbH 20%;

“Subsidiary Undertaking” means any subsidiary undertaking as defined in s.1162 of the Companies Act 2006;

“Seller Warranty” means a warranty set out in Schedule 2; and

“Transaction Document” means this agreement and each other agreement entered into pursuant to it or in connection with it;

10.	Notices and other communications

10.1.	Any notice or communication to be given or made under or in connection with this document shall be in writing in English and may be:

(a)

delivered or sent by hand to (i) the Buyer or the Sellers at their respective address set out on page 1 of this document (such addresses being referred to below as the “Address” of the relevant party); or

(b)	sent by email, to the Buyer at dan@rezolve.com or to any of the Sellers at schwenk@radiogroup.de.

10.2.

Any notice or other communication so delivered or sent shall be deemed to have been served at the time when (in the case of hand delivery) it is delivered to the address to which it is delivered or in the case of email one hour after sending provided a notification of non-receipt is not received within that hour; except that if that time is between 5.30 p.m. on a Relevant Day and 9.00 a.m. on the next Relevant Day in the place of receipt it shall be deemed to have been served at 9.00 a.m. on the second of such Relevant Days. “Relevant Day” means any day other than a Saturday, Sunday or a day which is a public holiday at the Address of the receiving party. Delivery or Service to any Seller shall be deemed to be delivery or service on all Sellers.

11.	Rezolve Group Limited

11.1.

The Buyer is intending that a demerger (the “Demerger”) of Rezolve Limited pursuant to section 110 Insolvency Act 1986 will be effected before Listing under which Rezolve Limited is to enter into a voluntary winding up procedure and part of the Rezolve Limited’s business and assets, being all of its business and assets except for certain shares in the following entities, namely Rezolve Information Technology (Shanghai) Co Ltd and its wholly owned subsidiary Nine Stone (Shanghai) Ltd and Rezolve Information Technology (Shanghai) Co Ltd Beijing Branch and certain other excluded assets are to be transferred to Rezolve Group Limited in exchange for the issue of shares of the same classes in Rezolve Group Limited for distribution amongst the shareholders of Rezolve Limited in proportion to their holdings of shares in Rezolve Limited of each class such that the economic rights of the shareholders in Rezolve Group Limited are in all material respects the same as they were in Rezolve Limited prior to the Demerger. In such event Rezolve Limited shall provide to the Sellers such information related to the Demerger as is provided to all other shareholders in Rezolve Limited and at the same time. The steps set out in (a) and (b) below shall be followed in connection with the Demerger in the event of the Demerger occurring, namely:

(a)

The Sellers as holders of shares in Rezolve Limited (being deferred shares, or ordinary shares if their current deferred shares in Rezolve Limited have been reclassified as ordinary shares at or before the time of the Demerger) to receive shares of the same class in Rezolve Group Limited and in equivalent proportions to the proportions in which they held of shares of that class in Rezolve Limited immediately before the Demerger; and

(b)

With effect from the Demerger Completion this agreement is to take effect between the Sellers, Stephan Schwenk and Rezolve Group Limited as though Rezolve Group Limited is the Buyer for the purpose of this document and on the basis that the Consideration Shares are ordinary shares in Rezolve Group Limited with equivalent share rights to those applying to the other ordinary shares in Rezolve Group Limited.

12.	Miscellaneous

12.1.

The Buyer shall inform the Sellers regularly, at least once per calendar quarter, on the progress of the contemplated initial public offering of the Buyer and the Demerger and shall provide such further information related thereto as the Sellers may reasonably request and as the Buyer and its advisers reasonably consider appropriate. The obligations in this clause shall not apply to the extent contrary to or inconsistent with applicable law, regulation or obligations of confidentiality.

12.2.

The Sellers and Stephan Schwenk shall and shall procure that any other necessary party shall execute all such documents and deeds and do all such acts and things as the Buyer may from time to time reasonably require to transfer to the Buyer the legal and beneficial ownership of the Sale Shares.

12.3.	Information provided to any one Seller shall be deemed validly provided to all Sellers. Any Seller may give consent on behalf of all Sellers.

12.4.

Where the Buyer is to make payment to the Sellers or perform an obligation to the Sellers the Buyer may make such payment to any of the Sellers and may satisfy such obligation in favour of any of the Sellers and shall then have discharged its relevant payment or other obligation to all the Sellers.

12.5.	Except for any obligation expressed to be owed to any Group Company no term of this document is enforceable by a person who is not a party.

12.6.

This document constitutes the entire agreement between the parties about the subject matter of this document and supersede and extinguish all earlier discussions, understandings and agreements between any of the parties. No failure or delay by Buyer in exercising any right under this document shall operate as a waiver of such right nor shall any single or partial exercise of any right preclude the exercise of any other right.

12.7.

Unless explicitly set forth otherwise in this document, each Party hereto shall bear its own counsels’ and other advisors’ fees and other expenses and all costs incurred by it in connection with the preparation, negotiation and execution of this document by itself. Unless explicitly set forth otherwise in this document, all notarial and registration fees shall be borne by the Buyer. The costs, fees and expenses relating to merger control or foreign direct investment filings shall be borne equally by the Sellers and the Buyer.

12.8.	With the exemption of clause 3 which is governed by German law, this document is governed by English law and the parties submit to the jurisdiction of the English courts.

12.9.

Each Seller agrees to the service of proceedings on it by email and appoints Nikolaj Kubik, MAINLEGALTAX, Mainzer Landstralle 55, 60329 Frankfurt/Main, Germany (email: nkubik@mainlegaltax.com) as its agent for service of any process under this document or any document executed pursuant to it or in connection with it.

12.10.	All notarial costs in connection with this deed shall be borne by the Buyer.

SCHEDULE 1

Details of the Companies

Name:	ANY Lifestyle Marketing GmbH

Number:	HRB 124269

Date of incorporation:	13th August 2021

Registered office:	Frankfurt I Main

Issued share capital:	25,000

Shareholder (and number of shares held):

• The Radio Group GmbH: • Lokalradios RLP GmbH: • Radio Frankfurt Media GmbH	15,000 shares (1 to 10,000, 20,001 to 25,000) 5,000 shares (10,001 to 15,000) 5,000 shares (15,001 to 20,000)

Directors:	Stephan Schwenk (with sole power to represent the company and released from the restrictions of Section 181 German Civil Code (“BGB”) to represent the company in transactions with himself and as a representative of a third party)

Accounting reference date:	calendar year (1 January — 31 December)

Last accounts:	31 December 2022

Charges:	None.

SCHEDULE 2

Warranties

1.	Part 1 — Title and authorisation

1.1	Title and matters affecting the Sale Shares and shares in Subsidiary Undertakings

(a)	The Sellers are the sole legal and beneficial owners of and are entitled to transfer legal and beneficial title to, the Sale Shares all of which are fully paid and have not been repaid in any form.

(b)	The Sale Shares constitute the whole of the issued share capital of the Company.

(c)

No person has any right to call for the allotment, conversion, or transfer of any share or loan capital and there are no encumbrances on the shares of the Company. No Claim has been made by any person to be entitled to any of the above.

(d)	The Company has not reduced, redeemed or purchased any of its own share capital or passed any resolutions authorising such reduction, redemption or purchase.

1.2

Each of the Sellers has power to enter into and to perform its obligations under this document and each document to be executed pursuant to it or in connection with it to which he is party which will, when executed, constitute binding obligations on him in accordance with its terms.

1.3	The execution and delivery of, and the performance by each of the Sellers of its obligations under, each Transaction Document to which it is party:

(a)	does not require the consent of any third party save as specified in clause 7.1; and

(b)

will not result in a breach of or entitle any third party to terminate or avoid any agreement, arrangement, order, judgment or decree of any court or any governmental agency to which he is a party or by which it or any of its assets is bound or from which he benefits.

2.	Part 2—Accounting and financial

2.1	The Accounts

(a)

The audited (and where relevant consolidated) accounts (the “Accounts”) of the Company for the financial year ended 31 December 2022 (the “Accounts Date”) have been prepared in accordance with all applicable laws and applicable accounting standards give a true and fair view of the assets and the liabilities of the Company at the Accounts Date and of the profits or losses for the periods concerned.

2.2	Accounting and other records

The statutory books, books of account and other records of the Company have been maintained in accordance with all applicable legal requirements and they are and all documents of title and copies of all subsisting agreements to which the Company is a party are in its possession or control.

2.3	Indebtedness, liabilities and solvency

(a)	The Company has no liabilities (including contingent) except liabilities for which provision has been made in the Accounts or incurred in the ordinary course since the Accounts Date.

(b)	There is not outstanding any guarantee, indemnity, suretyship or comfort (whether or not legally binding) given by or for the benefit of the Company.

(c)	The Company has not entered into or is likely to enter into any insolvency related procedure and no arrangement with creditors of the Company has been proposed.

(d)	There are no debts owing to the Company from the Sellers, any director of the Company or from any Associate of the Seller or of any such director.

3.	Part 3 — General commercial

3.1	Information Provided

(a)	All information contained in the introduction and in Schedule 1 of this document is accurate and complete.

3.2	Assets

(a)

The assets and rights owned or leased by the Company comprise all of the assets and rights needed for the carrying on of the business of the Company as currently carried on and as carried on by the Sellers in the last 12 months and by the Sellers and/or the Company in the 12 months prior to and as at Completion.

3.3	Business and contractual arrangements

(a)	No capital commitments have been entered into by the Company involving capital expenditure of over EUR150,000.

(b)	The Company is or has not, outside the ordinary course of business of the Company, in the three years ending on the date of this document been party to any commitment, contract or arrangement:

which is unusual, long-term (namely taking more than six months to perform or not terminable on six months’ notice or less), onerous, not wholly on an arm’s length basis or not in the ordinary course of day-to-day trading;

(c)

All contracts, leases, tenancies, licences, concessions to which the Company is a party create binding and enforceable obligations of the parties to them and there are no grounds for rescission, avoidance or repudiation of any of them and no notice of termination or of an intention to terminate has been received in respect of any of them. The Company does not own any real estate.

(d)

The Company has not received any loans from any governmental authority in the period from 1 January 2018 until the date of this document, including any loans within the context of the Corona virus pandemic.

3.4	Legal compliance

(a)

The Company is or has not been in breach of any applicable law or regulations or its constitutional documents and there is no investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against the Company, with respect to an alleged failure to comply with any such applicable law, regulation or constitutional document.

(b)

All approvals and authorities needed for the carrying on of the businesses and operations of the Company as now carried are in force, are not limited in duration nor subject to onerous conditions, have been complied with and are not likely to be suspended, cancelled or modified.

3.5	Insurance

(a)	All required insurances for the operations of the business of the Company are in place and effective.

(b)	In respect of all such insurances:

(i)	the policies are in force and no circumstances exist which would render any of them void or unenforceable, nor is there anything entitling insurers to decline to any claim made under the policies;

(ii)	no claim is outstanding, and no circumstance exists which is likely to give rise to any such claim.

3.6	Litigation

The Company is not involved in any claim, prosecution, investigation, enquiry or arbitration exceeding an amount of EUR20,000 and none is pending or threatened by or against any Group Company. The Sellers declare to be liable for any unforeseen claim against the Company exceeding the threshold of EUR20,000, but only for the amount exceeding EUR20,000.

3.7	Conduct of business since the Accounts Date

Since the Accounts Date as regards the Company:

(a)	there has been no material adverse change in its financial position or trading prospects, profits or turnover and nothing has occurred or is likely to occur which will give rise to such a change;

(b)	its day to day trading has been carried on in its ordinary course so as to maintain the business as a going concern;

(c)

it has not entered into any transaction or assumed or incurred any material liabilities or made any payment not provided for in the Accounts otherwise than in the ordinary course of carrying on its day to day trading;

(d)

no dividend or other distribution has been declared, made or paid to its members nor has any payment been made of the purchase or redemption of any share or loan capital, or the payment of any other nature to any Seller or any Associate of any Seller (including without limitation bonuses or other compensation save as provided for in the Accounts or Management Accounts) there has been no guarantee or indemnity given for the benefit of any Seller or an Associate and no waiver or release of any amount owing by any Seller or an Associate.

3.8	Consequence of share acquisition by the Buyer

(a)	No Seller is aware that the sale of the Sale Shares by the Sellers (or any of them) may:

(i)

cause the Company to lose the benefit of any material licence, consent, permit, approval or authorisation (public or private) or any right (including any Intellectual Property right) or privilege it presently enjoys or relieve any person of any obligation to the Company or enable any person to terminate or modify any material contractual right or benefit now enjoyed by the Company or to exercise any right against the Company;

(ii)	result in a breach of, or constitute a default under any order, judgment or decree by which the Company is bound; and/or

(iii)	result in a breach of, or constitute a default under any material agreement, understanding, arrangement or instrument to which the Company is party.

(b)	No Seller has not been informed or is otherwise aware that any person who now has business dealings with the Company may cease to do so following the sale of the Sale Shares.

4.	Part 4—Intellectual Property

4.1	Ownership, title and adequacy of Intellectual Property rights

(a)

All the Intellectual Property used or exploited by the Company (other than the Radio Licences) is either legally and beneficially owned by or validly licensed in writing to the Company and, where owned, is:

(i)	subsisting and enforceable;

(ii)	not being infringed or attacked or opposed by any person;

(iii)	not subject to anything restricting its use by the Company,

(b)	No claims have been made and so far as the Sellers are aware, no claims are pending which if pursued or granted might be material to the accuracy of any of the statements made in this Warranty 4.1(a).

(c)	The Company has not done or omitted to do any act which has resulted, or which may result in a breach or infringement of a third party’s Intellectual Property.

(d)	The Company has not granted any licence, right or permission under or in respect of any of the Intellectual Property rights used in connection with the business of the Company to any third party.

(e)

There have not been any claims or allegations made by or against any third party alleging infringement of any of the Intellectual Property rights owned or used by any Company and there are no facts matters or circumstances, which could give rise to any such claim or allegation.

(f)	There has been no breach by any party of any agreement to which the Company is a party and under which Intellectual Property is licensed to or by the Company.

(g)

The Company owns all Intellectual Property (other than the Radio Licences) which the Company will require in order fully to carry on the business and deal with the assets of the Company in the manner and places it has been carried on and dealt with up to the date of this document and up to Completion and by the Sellers in the 12 months prior to the date of this document and between the date hereof and Completion.

4.2	Data protection

(a)

The Company complies and has at all relevant times complied with all Data Protection Laws. “Data Protection Laws” means (i) the General Data Protection Regulation 2016 (EU) 2016/679 and (ii) all other applicable laws and regulations relating to data protection and privacy, and (iii) all related statutory codes of practice and guidance issued by any body (governmental, regulatory or otherwise) with authority to do so.

(b)	The Company has not received any notice or complaint from any individual or regulatory authority alleging non-compliance with any Data Protection Laws.

5.	Part 5—Employees and consultants

(a)

Particulars of the identity, job title and position, dates of commencement of employment and/or appointment to office, age, notice period, salary, benefits, confidentiality obligations and all other terms and conditions of employment or engagement of each director, consultant and employee of the Company have been supplied to the Buyer.

(b)

The Company is not involved in, and there are no circumstances likely to give rise to, any industrial or trade dispute or any dispute or negotiation with any trade union or other body representing any of the employees.

(c)	There is not in existence nor is it proposed to introduce any share incentive, share option, profit sharing, bonus or other incentive, arrangements for or affecting any employees or former employees.

(d)

No person has been or is employed or engaged by the Company who, at any time during employment or engagement, did not or does not have appropriate immigration permission to work in any country in which they work or is otherwise in breach of any applicable law.

6.	Part 6 — Taxation

(a)

All notices, returns, reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by the Company or any Subsidiary Undertaking to any tax authority for the purposes of tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any material dispute with any tax authority.

(b)

All tax (whether of Germany or elsewhere), for which the Company has been liable to account, has been duly and timely paid (insofar as such tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred.

(c)

The Company maintains complete and accurate records, invoices and other information in relation to tax, that meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects.

SCHEDULE 3

Acts requiring consent of the Buyer

1.	Creating, extending, granting or issuing or agreeing to create, extend or issue any mortgage, charge, debenture or other security.

2.	Creating or allotting or agreeing to create or allot any share or loan capital or other security or giving or agreeing to give any option in respect of such share or loan capital or other security.

3.

Entering or agreeing to enter into or terminate any contract which is material to the business of the Company being a contract under which costs payable by the Company or attributable to the contract and expected to be incurred by the Company are reasonably expected to be in excess of EUR50,000 per annum.

4.	Departing from the scope or manner of conducting its day-to-day trading.

5.	Setting the budget for the period after the date hereof and after Completion or making any change thereto.

6.

Paying or agreeing to pay to its directors, officers, or employees or consultants or any of them any remuneration or other emoluments or benefits or entering into any agreement with any member of the Management Team or any Affiliate of any of them other than as agreed with the Buyer.

7.	Acquiring any assets on hire-purchase or deferred terms otherwise than in the ordinary course of day-to-day trading.

8.	Disposing of any part of its fixed assets having a value greater than EUR50,000.

9.	Permitting any liens to arise on any of its assets otherwise than in the ordinary course of business.

10.	Writing off or releasing any debt in excess of EUR20,000.

11.	Knowingly permitting any of its normal insurances to lapse or doing anything to make any of its policies of insurance void or voidable.

12.	Declaring any dividend or making any distribution whether of capital or of income.

13.	Borrowing any money or incurring any credit

14.	Compromising or settling any legal or arbitration proceedings exceeding an amount of EUR 50,000.

15.	Making any loan or other advance to any person.

16.

Dismissing any sales or marketing employee or asking or requiring such employee to work on terms which will result in that employee being entitled to claim that they have been constructively dismissed.

17.	Disposing or attempting to dispose of any interest in any share or other security in the share capital of any company.

18.

Capitalising, repaying or making any other form of distribution of any amount standing to the credit of any reserve or redeeming or purchasing any of its own shares or making any other reorganisation of share capital or change to capital.

19.	Admitting any person whether by subscription or transfer as a new shareholder.

20.	Selling or disposing of or granting any option in respect of any part of its business or assets save in the ordinary course of trading.

21.	Granting a licence to any Intellectual Property or varying the terms of any agreement related to Intellectual Property.

22.

Amalgamating or merging with any other company or concern or acquiring any shares in any other company or being party to any merger, contribution or spin off or participating in any partnerships or joint venture.

23.	Acquiring or disposing of any interest in any freehold or leasehold property or granting or acquiring any option relating to any such interest.

24.	Assigning, factoring or otherwise disposing of any of its book debts.

25.	Giving any guarantee or indemnity exceeding EUR50,000 or guarantees or indemnities exceeding EUR200,000 in aggregate.

26.	Altering any mandate given to its bankers relating to any matter concerning the operation of the bank account.

27.	Delegating any of the powers or duties of the relevant board of Directors.

28.	Appointing new auditors or removing the existing auditors.

29.

Permitting any insurance policy of any Group Company to expire without being renewed or replaced by another policy of insurance on terms that are reasonable in light of current insurance market conditions.

SCHEDULE 4

Buyer Warranties

1.1	The Buyer is duly incorporated and validly existing under the laws of England and Wales and has all requisite corporate power and authority to own its assets and to carry out its business.

1.2

The Buyer has all requisite corporate power and authority and has been duly authorized by all necessary corporate actions to enter into and perform this agreement and the legal transactions (Rechtsgeschafte) contemplated herein (other than the Demerger).

1.3

The execution and performance by the Buyer of this agreement and the consummation of the legal transactions contemplated herein do not violate the Buyer’s articles of association, by-laws or internal rules of management and do not violate any applicable statutory provision, judgment, injunction or other rule binding upon the Buyer, and there are no legal, investigation or other proceedings pending against, or to the Buyer’s knowledge threatened against, the Buyer before any court, arbitration tribunal or governmental authority which in any manner challenges or seeks to prevent, alter or delay the legal transaction contemplated in this agreement but subject to and without prejudice to clauses 7.1 and 7.2 and without giving any warranty as to the applicability or not of merger control and/or foreign direct investment notification or other obligations.

1.4

On Completion the Consideration Shares shall be validly allotted and issued by the Buyer in accordance with and subject to the articles of association or equivalent constitutional documents of the Buyer and otherwise free from any liens or encumbrances imposed by the Buyer (other than as may arise or exist by law).